Exhibit 23.2

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 17, 2012, except for notes 11, 12, 13 and 14 which are as of December 20, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of BluePhoenix Solutions Ltd. appearing in its Annual Report for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel
December 26, 2012